CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of our report dated March 1, 2013, except for Note 1(n), as to which the date is October 25, 2013 relating to the financial statements of American Family Life Insurance Company and our report dated March 1, 2013 relating to the financial statements and financial highlights of American Family Variable Account II, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

October 25, 2013